Exhibit 99.1

For Immediate Release

Contact: Beth Ardoin, Director of Communications, 337.278.6868

IBERIABANK Corporation
Names J. Michael Kemp, Sr. to Its Board of Directors

LAFAYETTE, La., May 13, 2019 -- IBERIABANK Corporation (NASDAQ:  IBKC), holding company of the 132-year-old IBERIABANK (www.iberiabank.com), is pleased to announce the addition of J. Michael Kemp, Sr. to the IBERIABANK Corporation Board of Directors and IBERIABANK Board of Directors.
Kemp is Founder and CEO of Kemp Management Solutions (KMS), a program management and consulting firm based in Birmingham, Alabama. With more than 28 years in the construction industry, he has managed or built more than $6.8 billion dollars in construction projects. KMS was started in January 2011 and provides program management in the healthcare, financial, retail, municipal, infrastructure and higher education sectors and provides program management services in the U.S. and Europe.
IBERIABANK Corporation Board of Directors Chairman William Fenstermaker commented, "We are very excited to welcome Mike to our Board. His business experience and relationships will add tremendous value and a new perspective to our Board and our Company.”
Kemp has an Associate Degree in Mathematics from Alabama State University and a Bachelor of Science in Civil Engineering from UAB.
He was recognized by the business community in the Birmingham Business Journal’s 2010 Top 40 Under 40 and 2013 Best in Minority Business Awards. He is also a member of Leadership Birmingham’s Class of 2012 and Leadership Alabama’s Class of 2017. Kemp is a member of the Downtown Rotary Club of Birmingham and serves on the Birmingham Regional selection committee for Leadership Alabama.
Kemp’s board leadership includes: Downtown Rotary Club, Business Council of Alabama (Treasurer), Operation Hope Alabama Board, Alabama Workforce Council (Governor appointment) and IBERIABANK Birmingham Region Advisory Board.
A Birmingham, Alabama native, Kemp has been married to his wife Ursula for 27 years and they have two sons.
IBERIABANK Corporation is a financial holding company with more than 300 offices and bank branches across the southeastern United States. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "IBKC."